SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to §240.14a-11 or §240.14a-12

MEDICAL ACTION INDUSTRIES INC.

(Name of Registrant as Specified in its Charter)

RICHARD G. SATIN, ESQ.

VICE PRESIDENT & GENERAL COUNSEL

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Notice of

2009

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, NY 11717

MEDICAL ACTION INDUSTRIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 13, 2009

To the Stockholders of

MEDICAL ACTION INDUSTRIES INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on Thursday, August 13, 2009 at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788 at 9:00 a.m. (the “Annual Meeting”), for the following purposes:

1.	To elect two directors to serve in Class III until the 2012 Annual Meeting of Stockholders;

2.	To approve an amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan (“Directors Plan”) to increase the number of options granted annually to each non-employee director from 2,500 to 7,500 options;

3.	To consider and act upon the ratification of Grant Thornton LLP as independent certified registered public accountants of the Company for the fiscal year ending March 31, 2010; and

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Tuesday, June 16, 2009 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

All stockholders of the Company are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote electronically via the Internet or telephone as described in greater detail in the Proxy Statement. Returning your proxy card does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Richard G. Satin
Corporate Secretary

Dated:	Brentwood, New York
June 24, 2009

EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR COMPLETE AND EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD OR VOTING INSTRUCTION CARD. SHOULD YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 13, 2009:

This Proxy Statement and the accompanying annual report are available at:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132 and www.proxyvote.com

Among other things, the Proxy Statement contains information regarding:

•	Date, time and location of the Annual Meeting;

•	Matters being submitted to the stockholders; and

•	Information concerning voting in person at the Annual Meeting.

METHOD FOR ELECTRONIC VIEWING, PRINTING OF THE PROXY MATERIALS:

The record date for the Annual Meeting is June 16, 2009. Stockholders of record on the record date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

The Company has chosen the Internet as a method of providing access to its proxy materials, including its Annual Report, to each stockholder of record in a fast and efficient manner. This reduces the amount of paper necessary to produce these materials to all stockholders.

Accordingly, on June 24, 2009, the Company will begin mailing Notices Regarding Internet Availability of Proxy Materials (the “Notices”), to all stockholders of record as of June 16, 2009, and posts its proxy materials on the websites referenced in the Notices (http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132 and www.proxyvote.com).

As described in the Notices, all stockholders may choose to access the Company’s proxy materials on the websites referred to in the Notices or may request to receive a printed set of the Company’s proxy materials. In addition, the Notices and websites provide information regarding how stockholders may request to receive proxy materials in printed form either by mail or electronically via e-mail. This proxy statement contains additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read it in its entirety.

METHODS OF VOTING

Stockholders can vote by proxy by means of the telephone or Internet, by requesting a printed copy of this Proxy Statement and then voting by mail, or by attending the Annual Meeting and voting in person. If a stockholder requests a printed copy of this Proxy Statement, a proxy card (the “Proxy”) will also be mailed to the stockholder. If a stockholder votes his, her or its Proxy by telephone, the Internet or by returning the Proxy to the Company before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a stockholder votes by telephone or over the Internet, the stockholder does not need to return the Proxy. Telephone and internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 8:00 a.m., Eastern Time on August 13, 2009. If a stockholder holds shares of the Company’s common stock in “street name,” the stockholder must either instruct his, her or its broker or nominee as to how to vote such shares or obtain a Proxy, executed by the broker or nominee, to be able to vote at the Annual Meeting.

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Voting by Mail. If a stockholder chooses to vote by mail, simply mark the enclosed Proxy and complete, sign, date, and mail it in the postage-paid envelope provided. The Proxy must be completed, signed, and dated by the stockholder or the stockholder’s authorized representative.

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Voting by Telephone. Stockholders can vote by following the instructions included in the Notices and calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Voice prompts will instruct stockholders to vote their shares and confirm that their vote has been properly recorded.

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Voting over the Internet. Registered and beneficial stockholders can vote on the Internet by following the instructions included in the Notices and accessing the Internet at www.voteproxy.com or www.proxyvote.com. As with telephone voting, stockholders can confirm that their votes have been properly recorded.

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Voting in Person at the Annual Meeting. If a stockholder plans to attend the Annual Meeting and vote in person, the Company will provide a ballot at the Annual Meeting. If shares are registered directly in a stockholder’s name the stockholder is considered the stockholder of record and has the right to vote in person at the Annual Meeting. If shares are held in the name of a broker or other nominee, the stockholder is considered the beneficial owner of shares held in street name. As a beneficial owner, if the stockholder wishes to vote at the Annual Meeting, the stockholder will need to bring to the Annual Meeting a legal proxy from the broker or other nominee authorizing the stockholder to vote those shares.

The Company provides Internet proxy voting to allow shareholders to vote their shares on-line, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that stockholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.

If shares are held by a broker or other intermediary, the beneficial stockholder must either instruct the broker or intermediary as to how to vote such shares or obtain a proxy, executed in the stockholder’s favor by the broker or intermediary, to be able to vote such shares at the Annual Meeting in person or by proxy.

If a stockholder receives more than one Notice, the stockholder’s shares are registered in more than one name or are registered in different accounts. Stockholders should follow the voting instructions on each Notice to ensure that all of their shares are voted.

MEDICAL ACTION INDUSTRIES INC.

500 Expressway Drive South

Brentwood, NY 11717

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held August 13, 2009

This Proxy Statement is furnished to stockholders of MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company” or “Medical Action”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788, on Thursday, August 13, 2009 at 9:00 a.m., New York time, including any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about July 1, 2009.

Instead of submitting your proxy with the paper proxy card, you may be able to vote electronically by telephone or via the Internet. If you vote by telephone or Internet, it is not necessary to return your proxy card. See “Voting via the Internet or By Telephone” on page 32 of this Proxy Statement, or the instructions on the proxy card, for further details. Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a broker or bank.

A stockholder who returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to the Company, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any stockholder attending the Annual Meeting and entitled to vote may vote in person whether or not said stockholder has previously submitted a proxy. Where no instructions are indicated, proxies will be voted for the nominees for Directors set forth herein and in favor of the other proposals described herein. Those voting via the Internet, or by telephone may also revoke their proxy by attending the Annual Meeting or by voting again, at a later time, via the Internet, by telephone, or by submitting the proxy in accordance with the instructions thereon.

Voting Rights and Votes Required

At the close of business on June 16, 2009, the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding, approximately 16,039,161 shares of its Common Stock, par value $.001 per share (“Common Stock”). The holders of such Common Stock are entitled to one vote for each share held on the Record Date.

In order to carry on the business of the Annual Meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting. Abstention and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when the beneficial owner fails to provide voting instructions to the broker for shares held in “street name.” Under those circumstances, the broker may be authorized to vote on some routine items but is prohibited from voting on other items. Those items for which a broker cannot vote, result in broker “non-votes.”

Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Thus, abstentions will have no effect on the vote for election of

Directors. However, approval of the other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting. Accordingly, abstentions will have the same effect as votes against these matters, while non-votes will not be included in vote totals and will have no effect on the outcome of these matters.

Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders.

If your proxy is properly dated, executed and returned, your shares will be voted at the Annual Meeting in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the two nominees to the Board of Directors;

•	FOR an amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan to increase the number of options granted annually to each non-employee director from 2,500 to 7,500 options; and

•	FOR the ratification of the appointment of Grant Thornton LLP as independent certified registered public accountants of the Company for the fiscal year ending March 31, 2010.

The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

Deadline of Receipt of Stockholders Proposals for 2010 Annual Meeting

Under regulations of the Securities and Exchange Commission (“SEC”), any stockholder desiring to make a proposal to be acted upon at the 2010 Annual Meeting of Stockholders must present such proposal to the Company’s Corporate Secretary at the Company’s principal office at 500 Expressway Drive South, Brentwood, New York 11717 not later than March 1, 2010, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All stockholder proposals and director nominations must be submitted in accordance with and contain the information required by the Company’s Certificate of Incorporation, a copy of which may be obtained by contacting the Corporate Secretary at the address indicated above. The Company will determine whether to include properly submitted proposals in the Proxy Statement in accordance with regulations governing the solicitation of proxies.

The Company’s Certificate of Incorporation provides that a stockholder of the Company, entitled to vote for the election of directors, may nominate persons for election as directors only at an annual meeting and if written notice of such stockholder’s intent to make such nomination or nominations has been given to the Corporate Secretary of the Company not later than 90 days before the anniversary of the date of the first mailing of the Company’s Proxy Statement for the immediately preceding year’s Annual Meeting. The Corporate Secretary must receive written notice of a stockholder nomination to be acted upon at the 2010 Annual Meeting not later than the close of business on April 1, 2010. The stockholder’s notice must include the following information, including:

•	the name and address of record of the stockholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such stockholder and such beneficial owners;

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a description of all arrangements, understandings or relationships between such stockholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such stockholder;

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such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations or proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

The requirements found in the Company’s Certificate of Incorporation are separate from the requirements a stockholder must meet to have a proposal included in the Company’s Proxy Statement under the proxy rules.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If you intend to submit a proposal for the 2009 Annual Meeting of Stockholders that is not eligible for inclusion in the Proxy Statement relating to that meeting, and you fail to give the Company notice in accordance with the requirements set out in the Securities Exchange Act of 1934 as amended, then the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the Company’s 2009 Annual Meeting of Stockholders.

Corporate Governance Matters

Medical Action is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board of Directors, its committees and the Company.

Director Independence

The Board of Directors has determined that each director is independent, as defined for purposes of the NASDAQ listing standards, other than Mr. Meringolo, who is Chairman, Chief Executive Officer and President of the Company and Richard G. Satin, who is Vice President – General Counsel and Corporate Secretary. In making this determination, the Board affirmatively determined that each independent director had no relationship with the Company or management for more than the past three fiscal years.

Director Nominations

In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from securities holders is the same as its process for unsolicited recommendations from other sources. All potential nominees must be considered by the Committee before being contacted by other Company directors or officers as possible nominees and before having their names formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by securities holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next Proxy Statement and submit their recommendations in writing to the Chair, Nominating and Governance Committee, care of the Corporate Secretary, Medical Action Industries Inc, 500 Expressway Drive South, Brentwood, NY 11717 by the deadline for such stockholder proposals referred to at the end of this Proxy Statement. Unsolicited recommendations must contain all of the information that would be required in a Proxy Statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending securities holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the Stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Company management, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues. The Nominating and Governance Committee also believes that the Board membership should include appropriate expertise, and reflect gender, cultural and geographical diversity as well as an appropriate mix of inside and independent directors.

Stockholder Communication with Board Members

The Board has established a process for securities holders to send communications, other than sales-related communications, to one or more of its members. Any such communications should be sent by letter addressed to the member or members of the Board to whom the communication is directed, care of the Corporate Secretary, Medical Action Industries Inc., 500 Expressway Drive South, Brentwood, NY 11717. All such communication will be forwarded to the Board member or members specified.

Director Presiding at Executive Sessions

In fiscal 2009, the Board of Directors scheduled executive sessions without any management present after each Board Meeting. Mr. Burke, Chairman of the Audit Committee presided at these executive sessions of non-management directors.

Corporate Governance Guidelines and Code of Ethics

We have adopted a code of ethics that applies to our employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. Copies of the Company’s Corporate Governance Guidelines and Code of Ethics are available at the Company’s corporate governance website located at www.medical-action.com. Any amendments to, or waivers from, our code of ethics as they relate to any executive officer or director must be approved by the Board of Directors or the Nominating and Governance Committee.

Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees concerning questionable accounting or auditing matters.

Interested parties may report complaints regarding accounting, internal accounting controls, or auditing matters involving Medical Action by calling a toll free hotline which is available 24 hours a day, seven days a week. Complaints will be reviewed and investigated as appropriate. All calls regarding questionable accounting or auditing matters are confidential and anonymous.

Board of Directors Meetings and Committees

The Board of Directors held seven (7) meetings during the fiscal year ended March 31, 2009. The Company has an Audit, a Compensation, and a Nominating and Corporate Governance Committee. Each of the Committees are comprised of the Company’s non-employee directors. William W. Burke is Chairman of the Audit Committee; Henry A. Berling is Chairman of the Compensation Committee and Bernard Wengrover is Chairman of the Nominating and Corporate Governance Committee. During fiscal 2009, the Audit Committee met five (5) times; the Compensation Committee met five (5) times and the Nominating and Governance Committee met one (1) time. Except for Mr. Wengrover, who missed one meeting of the Board, and the Audit and Compensation Committees, all of the remaining Directors attended 100% of the meetings of the Board and committees of the Board on which such directors served. Only independent non-employee Directors may serve on the Committees of the Board of Directors. The Company’s non-employee Directors are members of each of the Committees of the Board.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and of the independent auditors. The Audit Committee recommends for approval by the Stockholders, a firm of independent certified public accountants whose duty is to examine the Company’s financial statements. The Audit Committee has the sole authority and responsibility to appoint, subject to Stockholder approval, compensate and oversee the independent auditors, and to pre-approve all engagements, fees and terms for audit and other services provided by the Company’s independent auditors. The independent auditors are accountable to the Audit Committee. Mr. Burke is Chair of the Audit Committee and is the “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee Charter, which was revised in October 2005, is available on the Company’s website at www.medical-action.com.

Compensation Committee

The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs of the Company and for making decisions regarding the compensation of the Named Executive Officers. The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer and General Counsel of the Company. Compensation Committee meetings are often attended by the Chief Executive Officer and the General Counsel. The Compensation Committee also meets in executive session. In determining compensation of the Named Executive Officers, the Compensation Committee reviews data which it believes is representative of the medical products industry, primarily by reviewing public disclosure of other public companies, as filed with the U.S. Securities and Exchange Commission. The Compensation Committee considers, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, the awards given to the Chief Executive Officer in past years, and other factors considered relevant by the Committee. The Compensation Committee attempts to benchmark companies in the medical device or medical products industries with similar annual revenue, size and other factors. The Compensation Committee also administers the Company’s stock option plans. Mr. Berling is Chair of the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at www.medical-action.com.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors under criteria approved by the Board. The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders and may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. The Nominating and Governance Committee is responsible for periodically reviewing director compensation and benefits, reviewing corporate governance trends, and recommending to the Board any improvements to the Company’s corporate governance guidelines as it deems appropriate. The Nominating and Governance Committee also recommends directors to serve on and to chair the Board Committees and leads the Board’s appraisal process. Mr. Wengrover is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written charter. A copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.medical-action.com.

Director Compensation

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors in fiscal 2009 for their service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Stock Option Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Henry A. Berling	21,500	—	13,643	—	35,143
William W. Burke	23,500	—	13,643	—	37,143
Kenneth W. Davidson	12,000	—	13,643	—	25,643
Kenneth R. Newsome	20,500	—	13,643	—	34,143
Bernard Wengrover	20,000	—	13,643	—	33,643

(1)	Non-employee Directors receive a $1,000 monthly retainer, a $1,000 fee for each board meeting they attend, and a $500 fee for each telephonic Board Meeting they attend. Non-employee Directors also receive a $500 fee for each Committee Meeting they attend that is on the same day as a regular Board meeting (with the exception of the Chairman of each Committee who receives $1,000). For such Committee meetings that non-employee Directors attend that are not on the same day as a regular Board meeting, they receive a $1,000 fee for each meeting (with the exception of the Chairman of each Committee who receives $2,000). For telephonic Committee meetings that non-employee Directors attend, they receive a $500 fee for each meeting (with the exception of the Chairman of each Committee who receives $1,000).

(2)	Dollar values represent the expense recognized for financial statement purposes for the year ended March 31, 2009, in accordance with the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS 123(R) because all of the option awards vested during fiscal 2009. Refer to Note 11 to the Consolidated Financial Statements included in our Annual Report to Stockholders for the year ended March 31, 2009, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS 123(R). The recognized compensation expense and grant-date fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the Director based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise. As of March 31, 2009, the following Directors had the following stock options outstanding: Henry A. Berling, 12,500 options; William W. Burke, 16,250 options; Kenneth W. Davidson, 2,500 options; Kenneth R. Newsome, 8,750 options and Bernard Wengrover, 16,250 options. The number of stock options held by our non-employee Directors is a function of years of Board service and their decisions as to the timing of exercise. All share amounts have been adjusted to reflect the Company’s 3-for-2 stock split distributed on February 9, 2007.

(3)	In August 1996, stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all Directors who are not also employees of the Company are automatically granted each year at the Annual Meeting of Stockholders options to purchase 2,500 shares at the closing price of the Company’s Common Stock on the date of grant. All options are exercisable from the date of grant (see Proposal 2 – Proposed Amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan).

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of between three and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board has currently been set at seven. Directors are to be elected at the 2009 Annual Meeting to serve for a term ending at the 2012 Annual Meeting of Stockholders. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as Directors of the nominees, unless one shall be unavailable, in which event such shares may be voted for a substitute nominee(s) designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Mr. Henry A. Berling, 66 years of age, a director since August 2005, retired on December 31, 2004 as Executive Vice President after 38 years with Owens & Minor, Inc., a publicly traded Fortune 500 supply-chain solutions company and a leading distributor of name-brand medical and surgical supplies. From 1995 to 2002 Mr. Berling served as Executive Vice President, Partnership Development. Prior to 1995, he served Owens & Minor, Inc. in various positions, including Executive Vice President, Sales and Customer Development and Senior Vice President, Sales and Marketing. Mr. Berling was a member of the Owens & Minor Board of Directors from 1998 to 2005. For more than the past three years, Owens & Minor, Inc. has been the Company’s largest distributor.

Mr. Richard G. Satin, previously a director of the Company from October 1987 to February 1992, was reappointed to the Board of Directors in February 1993. Mr. Satin has been employed by the Company as Vice President and General Counsel since January 1993 and has been Corporate Secretary of the Company since October 1991. From February 1994 until April 2008, Mr. Satin was Vice President of Operations. Mr. Satin, a practicing attorney in the State of New York for more than the past twenty years, was associated with the law firm of Blau, Kramer, Wactlar, Lieberman & Satin, P.C. from May 1983 to January 1993.

Continuing Directors to serve until the 2010 Annual Meeting

Mr. Paul D. Meringolo, a director and Chairman of the Board and Chief Executive Officer of the Company since October 1997, has been employed by the Company for more than the past twenty years in various executive positions. He also serves the Company as President (since November 1992), and previously held the position of Vice President of Operations from March 1989 to October 1991 and Senior Vice President (Chief Operating Officer) from October 1991 to November 1992.

Mr. Kenneth R. Newsome, 49 years of age, a director of the Company since August 2006, has been President and CEO of AMF Automation Technologies, Inc., a privately held manufacturer of wholesale bread and baking equipment since 1996. With approximately 300 employees worldwide, AMF has completed seven acquisitions to date. For more than the four years prior thereto, Mr. Newsome held various executive positions, including Chief Operating Officer of MedSurg Industries, which was acquired by Isolyser Healthcare, now known as Microtek Medical Inc., a wholly owned subsidiary of Ecolab Inc. Mr. Newsome holds a Bachelors of Science degree in Finance from the University of Virginia – McIntire School of Commerce and a Masters of Business Administration degree from the University of Virginia – Darden School of Graduate Business Administration.

Mr. Bernard Wengrover, 84 years of age, a director of the Company since October 1990, has been a certified public accountant in the State of New York for more than the past forty years. Mr. Wengrover was the Company’s independent auditor from 1977 until March 31, 1989.

Continuing Directors to serve until the 2011 Annual Meeting

Mr. William W. Burke, 50 years of age, has served as a director since 2004 and as chairman of the audit committee since 2005. He currently serves as President of Emergent Technologies, Inc., a life sciences and medical technology investment and management company. From August 2004 to November 2007, he served as Executive Vice President & Chief Financial Officer of ReAble Therapeutics, Inc., a diversified orthopedic device company. ReAble was sold to Blackstone Capital Partners in a going private transaction in 2006 and merged with DJO Incorporated in late 2007. Subsequent to the completion of the merger with DJO, Mr. Burke served as a consultant to Blackstone/DJO. From March 2001 to August 2004, he served as Chief Financial Officer of Cholestech Corporation, a publicly traded medical diagnostic products company. For more than fifteen years prior thereto, Mr. Burke was a senior investment banker with firms such as Bear, Stearns & Co., Everen Securities, Inc., and Principal Financial Securities, Inc., where he provided financing and advisory services to companies in healthcare and other industry sectors. He also serves as a member of the board and chairman of the audit committee of IDev Technologies, Inc., a developer of next generation medical device products for endovascular interventional use. He holds a Bachelors of Business Administration degree in Finance from the University of Texas at Austin and a Masters of Business Administration degree from the University of Pennsylvania’s Wharton Graduate Business School.

Mr. Kenneth W. Davidson, 62, a director since August 2008, retired on December 31, 2008 as the Chairman of the Board of Directors of DJO LLP. DJO is a global provider of high-quality, orthopedic devices, with a broad range of products used for rehabilitation, pain management and physical therapy with approximately $1 billion in revenues. Prior to DJO, Mr. Davidson served as a Chief Executive Officer, President of ReAble Therapeutics, Inc., a Blackstone portfolio company, and as Chairman, President and CEO of Encore Medical (ReAble’s predecessor), a publicly held orthopedic company since October 2000. Mr. Davidson served as Chairman, President and CEO of Maxxim Medical, Inc., a publicly-held medical supply company, from 1986 to July 2000. Previously, Mr. Davidson held various positions with Intermedics, Inc. a pacemaker equipment manufacturer, Baxter Laboratories, a publicly-held healthcare product and service company, and Merck & Co., a human and animal health care product company. He also serves as a member of the Board of Directors of Clearant, Inc., a biotechnology company, that has developed a process that reduces bacteria and viruses in biological products, while maintaining the functionality of the underlying tissue implant or protein.

The Board of Directors of the Company recommends a vote FOR Henry A. Berling and Richard G. Satin as Class III Directors. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board.

PROPOSAL 2 – PROPOSED AMENDMENT TO THE COMPANY’S 1996 NON-EMPLOYEE

DIRECTORS STOCK OPTION PLAN

At the Annual Meeting there will be presented to stockholders a proposal amending its 1996 Non-Employee Directors Stock Option Plan (“Directors Plan”). A copy of the Amendment is attached hereto as Exhibit “A”.

The Directors plan, which expires December 31, 2015, was approved by the stockholders in August 1996, and amended in August 2006, presently covers 500,000 shares of the Company’s Stock The shares available for issuance under the Directors Plan will be increased to the extent any options expire or terminate unexercised. Under the terms of the Directors Plan, all Directors who are not also employees of the Company are automatically granted each year at the Annual Meeting of Stockholders to purchase 2,500 shares at the fair market value of the Company’s Common Stock on the date of grant. All options are exercisable from the date of grant. Upon the review with Astron Solutions, compensation consultant, the Board of Directors believes that the current grant of 2,500 options is insufficient to attract and retain qualified candidates to serve on the Company’s Board of Directors. It is the view that the proposal to increase the annual grant to each non-employee to 7,500 options is well advised.

Plan Benefits

Under the current Directors Plan, each of our non-employee directors is automatically granted an option to purchase 2,500 shares of our common stock on the date he or she first becomes a director, and on each anniversary of a director’s initial grant, each eligible director will automatically be granted an additional option to purchase 2,500 shares of our common stock if the director has served continuously as a director since the date of the initial grant or most recent grant. The exercise prices at which the remaining grants will be made are not determinable because they will be based upon the fair market value of our common stock on the date of grant.

All options to be granted under the Directors Plan are nonstatutory options not entitled to special tax treatment under Section 422A of the Code, as amended. The grant of an option will not result in taxable income to the recipient at the time of grant. The date of recognition and determination of ordinary income attributable to shares received upon exercise of an option by a Director, while he or she is subject to Section 16(b) of the Securities Exchange Act of 1934, is generally delayed until six months after exercise, unless such person elects to be taxed as of the date of exercise. The Company will receive a deduction for the amount treated as compensation to the recipient at the time that the recipient recognizes such income. The Company will receive a deduction only if it satisfied its withholding obligations.

The tax basis of the shares of Common Stock received by the recipient will be the fair market value on the date the recipient is considered to have received compensation, and the holding period of the shares will begin the day after such date.

Upon subsequent disposition of the shares subject to the option, any differences between the tax basis of the shares and the amount realized on the disposition is generally treated as long-term or short-term capital gains or loss, depending on the holding period of the shares of Common Stock.

Vote Required for Adoption of Proposed Amendments to the 1996 Non-Employee Directors Plan.

Ratification of this action requires the affirmative vote of the majority of the votes cast on this matter at the Annual Meeting. If this Amendment is not approved, the Plan will remain in effect but the amendment shall become null and void.

The Board of Directors of the Company recommends a vote FOR the amendment to the 1996 Non-Employee Directors Plan.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT CERTIFIED REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors has selected Grant Thornton LLP, independent certified registered public accounting firm, to examine financial statements of the Company for the fiscal year ending March 31, 2010. In the absence of contrary specifications, the shares represented by the proxies will be voted FOR the ratification of this appointment. If the stockholders fail to ratify this appointment, the Board of Directors will reconsider its selection.

Grant Thornton LLP has been our independent accountants since 1998. A representative of Grant Thornton LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended March 31, 2009 and 2008 by the Company’s principal accounting firm, Grant Thornton LLP.

	March 31,
Description	2009	2008
Audit fees	$558,798	$575,868
Tax fees	154,357	74,100
All other fees	—	—

Total	$713,155	$649,968

Audit Fees

In fiscal 2009 and 2008, these services consisted of fees billed for professional services rendered for the audit of our financial statements, review of the interim financial statements included in quarterly reports, review of the Company’s proxy statement and Sarbanes-Oxley Section 404 audit procedures. Additionally, services included the review of the Company’s adoption of FAS Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning and the preparation of various tax returns and advice on other tax related matters. Additionally, services included assistance with tax audits by various taxing authorities.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the engagement of the Company’s independent registered public accountants, to pre-approve their performance of audit services and permitted non-audit services and to renew with the Company’s independent certified registered public accountants their fees and plans for all auditing services. All services provided by and fees paid to Grant Thornton LLP in fiscal 2009 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines during this period.

Vote Required and Board Recommendation

If a quorum is present, the affirmative vote of the holders of a majority of the shares to be voted will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Grant Thornton LLP as our independent certified registered public accountants for Fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent certified registered public accountants and the Audit Committee have the following respective responsibilities:

Management is responsible for

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered certified public accountants are responsible for

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for

•	Selecting the Company’s independent registered certified public accountants, subject to stockholder ratification;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered certified public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended March 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Grant Thornton LLP, including the scope of the independent registered certified public accountants’ responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Grant Thornton LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and Grant Thornton LLP and its review of the representations of management and the report of Grant Thornton LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the SEC.

The Audit Committee

William W. Burke, Chairman

Henry A. Berling

Kenneth W. Davidson

Kenneth R. Newsome

Bernard Wengrover

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company’s Common Stock (“reporting persons”) are required from time to time to file with the Securities and Exchange Commission (the “Commission”) reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal 2009 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

Stock Ownership by Management and the Board of Directors. The following table shows the number of shares of Medical Action common stock beneficially owned as of the Record Date (i) by each non-employee Director (ii) the Named Executives of the Company (hereafter defined in the Summary Compensation Table) and (iii) all Directors and executive officers as a group.

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership (1) (2) Common Stock	Percent of Class if more than 1.0% Common Stock
Non-Employee Directors
Henry A. Berling	20,000	—
3803 Exeter Road Richmond, Virginia 23221

William W. Burke	16,250	—
9800 Metric Blvd. Austin, Texas 78758

Kenneth W. Davidson	2,500	—
24107 Hwy. 71 W. Spicewood, TX 78669

Kenneth R. Newsome	9,750	—
2115 W. Laburnum Avenue Richmond, Virginia 23227

Bernard Wengrover	51,250	—
38 Knightsbridge Road Great Neck, NY 11020

Named Executive Officers

Charles L. Kelly, Jr.	2,000	—
500 Expressway Drive South Brentwood, NY 11717

Eric Liu (3)	557,750	3.4%
500 Expressway Drive South Brentwood, New York 11717

Paul D. Meringolo (3)(4)	778,395	4.8%
500 Expressway Drive South Brentwood, New York 11717

Richard G. Satin	330,282	2.0%
500 Expressway Drive South Brentwood, New York 11717

All Directors and executive officers as a group (9 persons) (3)(4)	1,768,177	10.7%

(1)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)	Each named person and all executive officers and Directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. Accordingly, the number of shares and percentage set forth opposite each stockholder’s name in the above table include the shares of Common Stock issuable upon exercise of presently exercisable stock options under the Company’s stock option plans, both with respect to the number of shares of Common Stock deemed to be beneficially owned and the adjusted percentage of outstanding Common Stock resulting from such right of exercise. However, the shares of Common Stock so issuable on such exercise by any stockholder are not included in calculating the number of shares or percentage of Common Stock beneficially owned by any other stockholder.

(3)	Does not include 90,732 shares, 71,809 shares, 16,641 shares acquired by Paul D. Meringolo, Richard G. Satin and Eric Liu, respectively, pursuant to the Medical Action Industries Inc. 401(k) Retirement Plan as of March 31, 2009.

(4)	Includes 46,695 shares owned by Mr. Meringolo’s children, as to which he disclaims beneficial ownership.

MANAGEMENT

Officers of the Company

The Company’s executive officers are as follows:

Name	Age	Position Held with the Company
Paul D. Meringolo	51	Chairman of the Board (Chief Executive Officer) and President

Richard G. Satin	54	Vice President – General Counsel and Corporate Secretary

Charles L. Kelly, Jr.	49	Chief Financial Officer

Eric Liu	49	Vice President of Operations

All of the executive officers of the Company hold office at the pleasure of the Board of Directors.

Mr. Charles L. Kelly, Jr. was appointed the Company’s Chief Financial Officer in April 2008 and has 25 years of finance and public accounting experience. Prior to joining Medical Action, Mr. Kelly was employed by Chem RX Corporation, an institutional pharmacy serving long-term care facilities, serving as Chief Financial Officer from August 2006 to March 2008. Prior to his position at Chem RX, Mr. Kelly was employed by Spotless Group Ltd., an international provider of industrial and governmental support services and provider of injection molded products and related services to U.S. and European based retailers, serving as Senior Vice President of U.S. Operations (Retailer Services Division) from November 2003 to June 2006 and as Global Vice President of Finance and Administration (Retailer Services Division) from April 1995 through June 2006. Mr. Kelly also worked for several years in the audit department of PriceWaterhouseCoopers. Mr. Kelly holds a Bachelor of Science degree in Accounting from State University of New York, Albany and is a member of the New York State Society of Certified Public Accountants and American Institute of Certified Public Accountants.

Mr. Eric Liu, has been employed by the Company for more than the past ten years in various positions relating to the international procurement of raw materials and the manufacture of certain of the Company’s products. Mr. Liu was Vice President of International Operations and Global Development from May 2005 until June 2008, when he was appointed Vice President of Operations. For more than the five years prior thereto Mr. Liu was Vice President of International Operations. Mr. Liu received a Bachelors of Science degree from The National Taiwan Marine University and a Masters of Science degree in Transportation Management from the State University of New York.

STOCK OWNERSHIP BY CERTAIN STOCKHOLDERS

The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	1,568,250	(1)	9.78%

Medline Industries, Inc. One Medline Place Mundelein, Illinois 60060	1,383,777	(2)	8.64%

Palisade Capital Management, L.L.C One Bridge Plaza Fort Lee, New Jersey 07024	767,000	(3)	4.79%

(1)	According to Schedule 13G/A, dated April 9, 2009, filed with the Securities and Exchange Commission jointly by FMR Corp. and Edward C. Johnson 3d, Mr. Johnson is chairman of FMR Corp. and may be deemed to be a member of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at April 9, 2009 Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. was the beneficial owner of 1,568,250 shares of Common Stock in its capacity as investment advisor to various registered investment companies (the “Fidelity Funds”) (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds.

(2)	According to Schedule 13D, dated March 13, 2009, jointly filed with the Securities and Exchange Commission by Charles N. Mills; the Charles Mills – S Trust No. 2 dated 2/25/1986, Alexander M. Liberman, Trustee; Alexander M. Liberman; Kristin Mills; The Adam Mills Minors Trust dated 5/15/2008, Alexander M. Liberman Trustee; James S. Mills; The Andrew GST Trust dated 4/4/2003; Andrew J. Mills; and Medline Industries, Inc.; collectively (the “Mills Group”), as of March 23, 2009, the Mills Group was the beneficial owner of 1,383,777 shares or 8.64% of Common Stock of the Company. According to the filing, the Mills Group has acquired the Common Stock for investment purposes. As of the date of the Schedule 13D, the Mills Group has no plans to acquire additional shares of Common Stock, nor any of the other Executive Officers or Directors of Medline Industries Inc., has any plan to acquire additional shares of Common Stock of the Company or to dispose of any of his, her or its shares of Common Stock. Such plans are subject to change depending on various factors.

(3)	According to Schedule 13G, dated February 10, 2009, filed with the Securities and Exchange Commission by Palisade Capital Management, L.L.C (“Palisade”), as of December 31, 2008, Palisade was the beneficial owner of 767,000 shares of Common Stock of the Company. The shares are held on behalf of their clients in accounts over which they have complete investment discretion. No client account contains more than five percent of the Company’s shares. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

Equity Compensation Plan Information

The following table shows, as of March 31, 2009, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by stockholders (2)	1,515,062	$12.85	1,670,813
Equity compensation plans not approved by stockholders (3)	—	—	—

Total	1,515,062	$12.85	1,670,813

(1)	All share amounts and exercise prices have been adjusted to reflect the Company’s 3-for-2 stock split paid on February 9, 2007.

(2)	These equity compensation plans are the 1994 Stock Incentive Plan, 1989 Non-Qualified Stock Option Plan and 1996 Non-Employee Stock Option Plan, all of which have been approved by our stockholders.

(3)	The Company does not have any equity compensation plans that have not been approved by our stockholders.

(4)	Excludes securities to be issued upon exercise of outstanding options.

Compensation Discussion and Analysis

Overview

The compensation awarded to the Named Executive Officers was structured to reflect the extraordinary market conditions this past fiscal year and the financial performance of Medical Action. As a result of these developments, Medical Action’s compensation framework is more varied than it has been historically, which led the Committee to award significantly reduced cash bonuses. The Committee also made retention equity awards, to provide incentives for the executives expected to play important roles in the future of Medical Action, recognizing that difficult economic conditions make rewarding and retaining key talent especially important.

In past years, the goal of our named executive officer compensation program is the same as our goal for operating the Company-to create long-term value for our stockholders. Toward this goal, we have designed and implemented our compensation programs for our Named Executive Officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and annual bonus, equity incentive compensation, a long-term performance program driven by the achievement of objective financial performance criteria and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Medical Action’s executive compensation policy provides a comprehensive picture to you, the stockholder, of both the rationale behind executive compensation decisions and the manner in which those decisions are made. In developing our disclosure, the Committee relied upon the principles contained in the regulations governing public company executive compensation disclosure that were recently approved by the SEC.

Compensation Objectives

Performance. Executives who are identified in the Summary Compensation Table on page 25 (whom we refer to as our “Named Executive Officers”) have a combined total of more than 65 years with Medical Action. The amount of compensation for each Named Executive Officer reflect his superior management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the Named Executive Officers performance include:

•	a necessary cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance;

•

equity incentive compensation in the form of stock options and restricted stock, the value of which is contingent upon the performance of the Medical Action share price and subject to vesting schedules that require continued service with the Company; and

•	a long-term performance award program (“LTPA”) that is contingent upon achieving four specific financial goals for the overall Company, over a three-year period.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, long-term, sustained results.

Alignment. We seek to align the interests of the Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term stockholder value, including revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return. Key elements of compensation that align the interests of the Named Executive Officers with stockholders include:

•

equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of those awards correspond to stock price appreciation and dividend rate, if any; and

•	the LTPA, which focuses on the growth of earnings per share, revenue, return on total capital and cash generated as key financial measurements and goals that drive long-term stockholder value.

Retention. Due to the exceptional management training and experience offered by careers with Medical Action, our senior executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive any, or maximum, payout include:

•	the extended vesting terms on elements of equity incentive compensation, including stock options and restricted stock; and

•	the LTPA, which pays out only if the executive remains with the Company for the entire three-year performance period.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. Specific factors affecting compensation decisions for the Named Executive Officers include:

•

key financial measurements such as revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity and risk management;

•	supporting Medical Action values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We rely on the formulaic achievement of financial goals in only one instance: the four specific measurements that form the basis for payments under the LTPA. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Medical Action shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our Named Executive Officers to deliver superior performance and retain them to continue their careers with Medical Action on a cost-effective basis.

No Employment and Severance Agreements. None of the Named Executive Officers have employment or severance agreements. In February 1993, the Company entered into an Employment Agreement with Paul D. Meringolo which, as amended, covered the five years ending March 31, 2008 and provided for a salary at an annual rate of $250,000, together with cost of living increments, reimbursement of medical expenses not otherwise covered by the Company’s medical plans, up to a maximum of $5,000 and the use of a Company automobile. Our Named Executives serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based employment and compensation philosophy.

In lieu of his Employment Agreement, Mr. Meringolo received in fiscal 2009, an annual salary of $500,000 in addition to the reimbursement of medical expenses not otherwise covered by the Company’s medical plans, up to a maximum of $5,000, and the use of a Company automobile, together with a bonus of 80% of base salary subject to the achievement of the Company’s performance targets and certain individual/team goals, which will be determined by the Compensation Committee.

The Company has entered into agreements with its Names Executive Officers, which provide certain benefits in the event of a change in control of the Company. A “change in control” of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (i) such executive’s highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Prior to a change in control, the rights and obligations of the executive with regard to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company. The agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control.

Role of Compensation Committee and CEO. The Compensation Committee of our Board has primary responsibility for developing and evaluating potential candidates for executive positions, including the CEO. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the CEO and the other Named Executives. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other Named Executives and determine their compensation, based on initial recommendations from the CEO.

The other Named Executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultant. In fiscal 2009, the Company and the Compensation Committee utilized Astron Solutions, a compensation consultant in the design of programs that affect senior executive officer compensation, including the CEO and the Board of Directors. The Company’s Named Executives did not participate in the selection of the consultant. The Company has not used the services of any other compensation consultant in matters affecting senior executive or director compensation, other than Compensation Resources Inc. in fiscal 2007.

In fiscal 2009, Astron Solutions looked at a number of companies of comparative size, similar businesses, similar financial strength and geographic scope. Additionally, the positions were compared to published survey data from nationally recognized sources to ensure the accuracy and validity of the group. The comparator group was chosen to include companies with similar market capitalization, similar revenue size and some direct competitors. The comparator group is different from the companies used to create the five year cumulative return graph on page 24 of this Proxy Statement, because the Company has business competitors with whom we benchmark against for financial performance, but we also have business and talent competitors against whom we benchmark for pay purposes.

Equity Grant Practices. The exercise price of each stock option awarded to our senior executives is the closing price of Medical Action common stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings of other major announcements by the Company. We prohibit the repricing of stock options. Medical Action executives do not have any role in the selection of the grant date. The exercise price or number of options or grant of restricted stock is always as of the date of issuance of the agreement for the grant. Stock awards for the Company’s Named Executive Officers are promptly announced on a Form 4 filing.

Tally Sheets. The Compensation Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that list and quantify (or value) each element of direct and indirect compensation provided to each individual executive and that demonstrate the portion of the executives total compensation that each element of compensation represents. This annual review of tally sheets also includes information on the value of each executive’s unexercised stock options and outstanding restricted stock awards as well as an evaluation of actual total compensation that would be paid to each executive officer upon the occurrence of a change in control of the Company. While considered by the Compensation Committee, the information from the tally sheets regarding unexercised stock options, outstanding restricted stock awards and total compensation paid upon a change in control of the Company generally did not affect the Committee’s fiscal 2009 compensation decisions for the Named Executives. This reflects the Company’s view that an executive’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance. The Company further believes that reducing an executive’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (established objective goals based on performance criteria approved by stockholders). For fiscal 2009, the grants of stock options, restricted stock and the payments of annual bonuses and long-term performance awards were designed to satisfy the requirements for deductible compensation.

Elements Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our Named Executive Officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed every year, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that is contingent on the achievement of performance objectives.

Bonus. Each May the CEO reviews with the Compensation Committee the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year, and the Company’s financial performance in prior periods. Based on that review, the Compensation Committee determines on a preliminary basis, and as compared to the prior year, an estimated appropriation to provide for the payment of cash bonuses to employees.

The Compensation Committee, with input from the CEO with respect to the other Named Executive Officers, uses discretion in determining for each individual executive the current year’s bonus and the percent change from the prior year’s bonus. They evaluate the overall performance of the Company, the performance of the business or function that the named executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. The bonuses also reflect (and are proportionate to) the consistently increasing and sustained annual financial results of the Company. We believe that the annual bonus rewards the high-performing executives who drive these results and provides an incentive for them to sustain this performance over a long Medical Action career.

The annual bonuses for fiscal 2009, set targets of 80% of base salary for the Chief Executive Officer and 40% of base salary for each of the other Named Executive Officers (“Target Payout Amount”), subject to the achievement of the Company’s performance target performance objectives. The Target Payout Amount was based on achievement of financial and other performance targets (“Performance Targets”) established in the Company’s annual bonuses plan as follows:

Performance Target	Weight
Company Net Sales	35%
Company Net Income	40%
Individual/Team Goals	25%

The Compensation Committee selected and the Board of Directors approved the Performance Targets, the weights assigned to them and the target achievement levels based on discussion with and recommendations by the Company’s senior management and the objectives of the Company’s business plan for fiscal 2009.

The specific Performance Targets to achieve the Target Payout Amounts were selected because they represented growth and improvement parameters that the Compensation Committee believed would lead to achievement of the Company’s earnings per share objectives for the year. The individual/team goals for each executive were selected with input from the executive on tangible improvements in processes, systems and procedures that would contribute to specific or general reductions in expenses or increases in operating margin for the Company.

The Performance Targets (other than the individual goals) were structured as a range in which different levels of achievement resulted in decreased or increased incentive payouts relative to the Target Payout Amount; provided that the maximum payout could be no greater than the Target Payout Amount, a minimum threshold equal to 25% of the Target Payout Amount had to be achieved for a partial payout, and no incentive at all would be payable if the Company’s net income for fiscal 2009 did not exceed net income for fiscal 2008. The table below sets forth the net income and net sales target levels for 2009.

Achievement vs. Target	Company Net Sales (millions)	Company Net Income (millions)
100% (Maximum)	$315	$14,249
75%	$310	$13,917
50%	$305	$13,555
25% (Threshold)	$300	$13,225

Based on these financial and operational results, the Company did not achieve its net sales or net income Performance Targets at any level.

In addition, the Compensation Committee has the authority to award discretionary bonus amounts to executive officers when Performance Targets are not achieved and to increase or decrease the size of earned payouts. The salaries paid and the annual bonuses awarded to the Named Executive Officers in fiscal 2009 are shown in the Summary Compensation Table on page 25 for meeting their individual goals.

Equity awards

Stock Options and Restricted Stock. The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our stockholders and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options and restricted stock when making award decisions. The amount of equity incentive compensation granted is based upon the strategic, operational and financial performance of the Company overall and reflects the executive’s expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of Medical Action stock.

We have expensed stock option grants under SFAS 123(R), beginning in fiscal 2007. When determining the appropriate combination of stock options and restricted stock, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of stock options and restricted stock effectively balances our objective of focusing the Named Executives Officers on delivering long-term value to our stockholders, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of Medical Action stock on the date of the exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Unlike stock options, restricted stock offer executives the opportunity to receive shares of Medical Action stock on the date the restriction lapses.

In this regard, restricted stock serve both to reward and retain executives, as the value of the restricted stock is linked to the price of Medical Action stock on the date the restricted stock vests. In order to better balance upside potential with volatility, we have determined that the total number of shares of Medical Action stock awarded should be divided equally between stock options and restricted stock, with stock options converting to restricted stock on a 4-to-1 basis.

None of the Named Executive Officers received grants of restricted stock awards in fiscal 2009. Under the terms of the Company’s long-term incentive plan, unvested stock options and restricted stock are forfeited if the executive voluntarily leaves Medical Action.

Other elements

LTPA. Beginning in fiscal 2010, contingent long-term performance awards will be granted every three years to our senior executive officers and other select leaders. This program was approved last fiscal year by the Compensation Committee to commence in fiscal 2008. However, due to the extreme market uncertainty for raw materials like resin and certain raw materials and finished goods procured from China and fluctuating foreign currency exchange rates, the Compensation Committee determined that the implementation of Long-Term Performance Awards should begin with fiscal 2010. These awards are intended to provide a strong incentive for achieving specified financial performance goals that the Company considers to be consistent with our business strategy and important contributors to long-term stockholder value. While the plan under which these awards are granted allows for them to be settled in stock, we believe paying these awards in cash appropriately balances the cash and equity components of long-term compensation opportunities and is an excellent way to reward the attainment of these performance objectives. These long-term performance awards also encourage retention as they are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the performance period.

Contingent long-term performance awards will be payable in 2012 if the Company achieves, on an overall basis for the three fiscal years ending 2010-2012, specified goals based on four equally weighted business measurements. These business measurements are: (i) average earnings per share growth rate; (ii) average revenue growth rate; (iii) cumulative return on total capital; and (iv) cumulative cash flow from operating activities. The Compensation Committee adopted these performance goals because we believe they are key indicators of our financial and operational success and are key drivers of long-term stockholder value. Measurement of business results against the goals is adjusted to exclude the effect of pension costs on income as well as to account for the effects of unusual events.

Awards will be paid based on achieving threshold, target or maximum levels for any of the four measurements. For example, the Named Executive Officers will receive only one-quarter of the threshold payment if the Company, at the end of the three-year period, satisfies only a single threshold goal for a single measurement. We set the goals at levels that reflected our internal, confidential business plan at the time the awards were established. The awards will be based on a multiple of the Name Executive Officers base salary in effect in April 2010. The potential payment in 2012 as a multiple of salary and bonus, for each Named Executive Officer, will be .50X at threshold, .75X at target and 1.00X at maximum.

Deferred Compensation. Beginning in fiscal 2009, the Company will allow executives to defer up to 100% of their annual bonus. Under this plan, payouts will commence following termination of employment. As no “above-market” rates are earned on any of the deferred bonus, earnings on those deferrals are not shown in the Summary Compensation Table. The amounts deferred will be unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations.

Other Compensation. We provide our Named Executive Officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 24, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officers total compensation, and include matching contributions under the Company’s 401(k) Retirement Plan, the cost to the Company of the non-business use of Company automobiles and reimbursement of certain medical expenses to the CEO. It is the Compensation Committee’s belief that such benefits are necessary for the Company to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the medical supply industry and with other companies with which the Company competes for executive talent. With limited exceptions, the Compensation Committee supports providing benefits and perquisites to Named Executive Officers that are substantially the same as those offered to other officers of the Company.

Strength of Company Performance. The specific compensation decisions made of each of the Named Executive Officers for fiscal 2009 reflect the performance of the Company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2009 Annual Report on Form 10-K filed with the SEC.

Summary

The Company believes fiscal 2009 compensation levels fairly reflected its performance and were appropriate. The Company continually monitors its programs, the marketplace in which it competes for talent and changing trends in compensation best practices in an effort to maintain an executive compensation program that is performance driven, consistent with stockholder interests and fair and reasonable overall.

REPORT OF THE COMPENSATION COMMITTEE

We are responsible for making recommendations to the Board on the compensation of Paul D. Meringolo, the Company’s Chief Executive Officer, in addition to reviewing and approving management’s recommendations for compensating all corporate officers. We also administer and implement the equity-based plans.

Our decisions and recommendations regarding the compensation of the Chief Executive Officer were made within the context of the philosophy, principles and program objectives presented in the foregoing Compensation Discussion and Analysis. We continually review the elements that comprise the Company’s compensation program to ensure a proper balance between the history of the overall program, including the role of each element, and emerging best practices for the design and governance of executive compensation plans and practices.

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review, we have recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Henry A. Berling, Chairman
William W. Burke
Kenneth W. Davidson
Kenneth R. Newsome
Bernard Wengrover

Set forth below is a line graph comparing the cumulative total return on the Company’s Common Stock against the cumulative total return of the Standard & Poor 500 Stock Index and Standard & Poor Healthcare (Medical Products and Supplies) Industry for the period of five years commencing April 1, 2004 and ending March 31, 2009.

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended March 31, 2009, 2008 and 2007, respectively. The total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive offices (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (2) $	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Paul D. Meringolo (1)	2009	500,000	—	27,875	—	100,000	—	16,493	644,368
Chairman of the Board and CEO	2008	500,000	—	16,260	—	245,000	—	16,061	777,321
	2007	936,684	150,000	13,932	—	—	—	14,635	1,115,251

Richard G. Satin	2009	318,000	—	27,875	99,196	31,800	—	11,624	488,495
Vice President – General Counsel	2008	318,000	—	16,260	134,537	78,000	—	12,487	559,284
	2007	300,721	—	13,932	146,926	120,000	—	10,086	591,665

Charles L. Kelly, Jr.	2009	279,519	—	—	26,376	28,500	—	12,696	347,091
Chief Financial Officer	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—

Manuel B. Losada (7)	2009	292,169	—	62,469	117,151	16,069	—	5,164	493,022
Vice President of Sales and Marketing	2008	280,931	—	33,557	165,546	69,000	—	5,090	554,124
	2007	265,309	—	24,019	212,284	106,000	—	3,140	610,752

Eric Liu	2009	282,231	—	27,875	99,196	28,500	—	6,120	443,922
Vice President of Operations	2008	262,500	—	16,260	134,537	64,000	—	5,502	482,799
	2007	250,280	—	13,932	146,926	100,000	—	4,405	515,551

(1)	For fiscal 2007, Mr. Meringolo was compensated pursuant to an Employment Agreement, which provided for an annual salary of $250,000, together with cost of living increments. However, in April 2007, Mr. Meringolo and the Company mutually agreed to terminate his employment agreement, which would have expired on March 31, 2008.

(2)	The amounts in this column represent discretionary cash bonus awards to the Named Executive Officers not based upon pre-determined performance criteria.

(3)	The amounts included are the dollar amounts of the expense recognized by the Company in fiscal 2009, 2008 and 2007, respectively, for financial statement reporting purposes in accordance with SFAS 123(R) (excluding estimated for forfeitures related to service-based vesting conditions) and, accordingly, include amounts from awards granted in and prior to 2007. These awards are included in those individually listed for each Named Executive Officer in the table entitled, “Outstanding Equity Awards at Fiscal Year-End” on page 27 of this proxy statement. Assumptions used in the calculation of these award amounts are included in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for each of the years ended March 31, 2007, 2008 and 2009. Information on individual stock and option awards granted to the Named Executive Officers in fiscal 2009 is set forth in the table entitled “Grants of Plan Based Awards” on page 26 of this proxy statement. The share amounts have been adjusted to reflect the Company’s 3-for-2 stock split distributed on February 9, 2007.

(4)	The amounts in this column represent incentive cash bonus awards to the Named Executive Officers based on pre-established performance criteria set forth in our Compensation Discussion and Analysis on page 16 of this proxy statement.

(5)	The Company does not have any defined benefit, actuarial pension plan or any other post-retirement supplementary compensation plan covering the Named Executive Officers.

(6)	Includes all other compensation as described in the table entitled “All Other Compensation” below.

(7)	Mr. Losada resigned as Vice President of Sales and Marketing on March 24, 2009.

ALL OTHER COMPENSATION TABLE

	Car Lease or Allowance ($)	Life Insurance Premiums ($)	401(k) Plan Company Match ($)	Medical Reimbursement ($)	Total ($)
Paul D. Meringolo	$3,424	$1,319	$6,750	$5,000	$16,493
Richard G. Satin	5,445	1,319	4,860	—	11,624
Charles L. Kelly, Jr.	11,769	927	—	—	12,696
Manuel B. Losada (1)	4,538	626	—	—	5,164
Eric Liu	—	979	5,141	—	6,120

(1)	Mr. Losada resigned as Vice President of Sales and Marketing on March 24, 2009.

GRANTS OF PLAN BASED AWARDS TABLE

The following table details each grant of an award to a Named Executive Officer in the fiscal year ended March 31, 2009 on a discretionary basis, and are not based upon pre-determined performance criteria.

Name and Principal Position	Grant Date	Stock Awards: Number of Shares of Stock	Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)
Paul D. Meringolo	—	—	—	—	—
President & CEO

Richard G. Satin	5/29/08	—	20,000	$16.95	$131,520
Vice President – General Counsel

Charles L. Kelly, Jr.	5/7/08	—	20,000	$15.54	$121,432
Chief Financial Officer

Manuel B. Losada (2)	5/29/08		20,000	$16.95	$131,520
Vice President of Sales & Marketing

Eric Liu	5/29/08	—	20,000	$16.95	$131,520
Vice President of Operations

(1)	The amounts shown are the grant date fair value of each equity award computed in accordance with SFAS 123(R).

(2)	Mr. Losada resigned as Vice President of Sales and Marketing on March 24, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each Named Executive Officer unexercised stock options and unvested restricted stock awards outstanding as of March 31, 2009 that have been granted under the Company’s 1994 Stock Incentive Plan (“Incentive Plan”) and 1989 Non-Qualified Stock Option Plan (“Option Plan”).

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) (2) Exercisable	Number of Securities Underlying Unexercised Options (#) (2) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (3)	Market Value of Shares of Stock That Have Not Vested (#) (4)
Paul D. Meringolo President & CEO	—	—	—

Total	—	—	—		3,750	$31,088

Richard G. Satin Vice President – General Counsel	45,000 22,500 30,000 45,000 — —	— — — — 22,500 20,000	8.50 8.87 11.48 11.93 21.67 16.95	5/30/2012 5/28/2013 5/18/2014 5/22/2015 5/21/2017 5/27/2018

Total	142,500	45,000	12.50		3,750	$31,088

Charles L. Kelly, Jr. CFO	—	20,000	15.54	5/5/2018

Total	—	20,000	15.54

Manuel B. Losada Vice President of Sales and Marketing	55,000 37,500 — —	— — 25,000 20,000	10.33 11.79 21.67 16.95	8/8/2014 8/7/2015 5/21/2017 5/27/2018

Total	92,500	45,000	13.75		10,781	89,377

Eric Liu Vice President of Operations	22,500 30,000 30,000 45,000 22,500 30,000 45,000 — —	— — — — — — — 22,500 22,500	1.92 2.00 2.67 8.50 8.87 11.48 11.93 21.67 16.95	10/13/2009 4/12/2010 4/5/2011 5/20/2012 5/28/2013 5/18/2014 5/22/2015 5/21/2017 5/27/2018

Total	225,000	45,000	9.36		3,750	31,088

(1)	All share amounts and exercise prices have been adjusted to reflect the Company’s 3-for-2 stock split distributed on February 9, 2007.

(2)	Stock options vest as follows: 50% two years after grant and 100% three years after grant with the exception of Charles L, Kelly’s grant, which vests over four (4) years. Dates on which unexercisable options listed above will be fully vested are as follows based on expiration date:

Expiration Date	Vesting Date
5/22/2015	5/23/2008
8/7/2015	8/8/2008
5/21/2017	5/22/2010

(3)	Shares of restricted stock vest as follows: 25% two years after grant, 50% three years after grant, 75% four years after grant and 100% five years after grant. Vesting dates for the shares of restricted stock listed for each Named Executive Officer range from 1/26/2011 to 8/17/2011.

(4)	The market value of the restricted shares was calculated at $8.29 per share, the closing price of the Company’s Common Stock on March 31, 2009. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all stockholders of record.

(5)	Mr. Losada resigned as Vice President of Sales and Marketing on March 24, 2009.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each Named Executive Officer information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended March 31, 2009.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Paul D. Meringolo President & CEO	—	—	1,875	17,063

Richard G. Satin Vice President – General Counsel	—	—	1,875	17,063

Charles L. Kelly, Jr. CFO	—	—	—	—

Manuel B. Losada (4) Vice President of Sales and Marketing	—	—	4,219	48,609

Eric Liu Vice President of Operations	—	—	1,875	17,063

(1)	All share amounts have been adjusted to reflect the Company’s 3-for-2 stock split distributed on February 9, 2007.

(2)	The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(3)	The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

(4)	Mr. Losada resigned as Vice President of Sales and Marketing on March 24, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the Named Executive Officers under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment following a change in control. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2009.

	Cash Severance Payment	Incremental Pension Benefit (present value)	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards (2)	Excise Tax Gross-up (3)	Total Termination Benefits
Paul D. Meringolo (1)
Involuntary Termination Without Cause or Reason Termination after Change In Control	3,007,552	—	44,632	31,088	1,027,757	4,111,028
Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—	—

Richard G. Satin (1)
Involuntary Termination Without Cause or Reason Termination after Change In Control	1,064,000	—	32,214	31,088	375,767	1,503,069
Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—	—

Charles L. Kelly, Jr. (1)
Involuntary Termination Without Cause or Reason Termination after Change In Control	867,057	—	31,241	—	299,433	1,197,730
Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—	—

Eric Liu (1)(4)
Involuntary Termination Without Cause or Reason Termination after Change In Control	—	—	—	—	—	—
Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—	—

(1)	The amounts shown in the table do not include the distribution of balances under the Company’s 401(k) Plan.

(2)	The amounts in this column represent the compensation to the Named Executive Officer due to accelerated vesting of equity awards.

(3)	Each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater benefit after payment of the excise tax. Calculation of the excise tax gross-up assumes a 40% individual tax rate.

(4)	Mr. Liu entered into a change in control agreement with the Company as of June 3, 2009.

Change in Control Agreements. The Company has entered into change in control agreements with Messrs. Meringolo, Satin, Liu and Kelly, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distraction regarding potential or actual changes in control of the Company.

The severance agreements provide for the payment of a severance benefit if the executive officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful refusal to comply with written instruction of the Board of Directors; (ii) dishonesty which results in a material loss to the Company or material injuring to its public reputation; or (iii) conviction of any felony involving an act of moral turpitude. Termination of employment by the executive officer is for good reason if it is because (i) a material change in duties, responsibilities or reporting relationship; (ii) a reduction in annual base salary, bonus opportunity or benefits or (iii) a relocation of place of employment by more than 50 miles.

A change in control is generally deemed to have occurred under the agreements if:

(i)	any person acquires 20% or more of the Company’s voting securities;

(ii)	if the Company’s directors cease to constitute at least a majority of the Board, unless approved by a vote of at least a majority of the incumbent directors; or

(iii)	upon the approval by stockholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 20% of the combined voting power of the Company’s then-outstanding securities; or

For the Named Executive Officers, the severance benefit is as follows:

(i)	a lump sum payment equal to three times the sum of the officer’s highest annual salary within the five year period preceding termination plus a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive;

(ii)	an amount equal to any excise tax charge to the executive officer as a result of the receipt of any change in control payments (each change in control agreement provides for the payment of an excise tax gross-up if the Named Executive Officer would receive a greater benefit after payment of the excise tax);

(iii)	continued participation for a period of three years after the termination in the Company’s medical benefits and life insurance plans; and

(iv)	all shares of restricted stock granted to the executive officer vest and all stock options vest and become immediately exercisable.

1989 NON-QUALIFIED STOCK OPTION PLAN

The 1989 Non-Qualified Stock Option Plan (the “Plan”), which expires December 31, 2015, was approved by the stockholders in October 1990 and amended in September 1992, August 1996, August 1998 and August 2006 and covers 2,650,000 shares of the Company’s Common Stock. Under the terms of the Plan, the purchase price of the shares subject to each option grant will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by the Board of Directors, but may not exceed five (5) years and ten (10) years for options granted after August 1998. During fiscal 2009, 142,500 options were granted under the Plan. As of June 16, 2009, 240,188 shares remain available for issuance under the Plan.

As the Company’s principal stock option plan, along with the 1994 stock Incentive Plan, it is intended to serve as an additional incentive to all employees and key individuals to devote themselves to the future success of the Company by providing them with an opportunity to increase their proprietary interest in the Company through the receipt of options to purchase the Company’s Common Stock.

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), each of whom must be “disinterested” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934. The Committee determines and designates those employees who are to be granted stock options under the Plan and the number of shares to be subject to such options and, as hereinafter described, the nature and terms of the options to be granted. The Committee shall also, subject to the express provisions of the Plan, have authority to interpret the Plan and to prescribe, amend, and rescind the rules and regulations relating to the Plan.

1994 STOCK INCENTIVE PLAN

The 1994 Stock Incentive Plan (the “Incentive Plan”) was approved by the stockholders in August 1994 and amended in August 1998, August 2001, August 2003, August 2004 and August 2006. The Incentive Plan increases the Company’s flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made, the granting of incentive stock options, shares of restricted stock and non-qualified stock options. The Board of Directors believes that a flexible plan is needed to fashion equity-based incentives consistent with the Company’s philosophy of linking executive compensation to total stockholder returns and the long-term financial performance of the Company.

During fiscal 2009, options were granted under the Incentive Plan to purchase 90,000 shares of common stock, all of which were to the Named Executive Officers, at exercise prices ranging from $15.54 to $16.95. As of June 16, 2009, 655,126 shares remain available for the issuance under the Incentive Plan. The shares available for issuance under the Incentive Plan will also be increased to the extent any stock options expire or terminate unexercised.

The Incentive Plan is administered by the Committee. Directors who are employees of the Company will not be eligible to serve as members of the Committee. The Committee determines the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and set forth in the Incentive Plan. The terms and conditions of each award are set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of the Company and its affiliates are eligible to participate in the Plan.

The number of shares of Common Stock reserved under the Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced and an option may not be exchanged for a new option with a lower exercise price.

The Committee shall determine whether stock option awards shall be settled in cash or in shares of Common Stock value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price on an option to be paid in cash or by the delivery or withholding of shares.

The Committee may provide with respect to any award that, in the event of a Change of Control of the Company (as defined in the Incentive Plan), the award shall be cashed out in an amount based on the fair market value of the Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

Medical Action Industries Inc. Retirement Plan

The Company has adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the “Retirement Plan”) for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Retirement Plan. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute up to 15% of his compensation, as defined therein. Each participant’s contribution vests immediately.

In addition, the Retirement Plan provides for discretionary matching Company contributions of 50% of the participant’s contribution, up to a maximum of 6% of such participant’s compensation. Each participant’s portion of the discretionary matching Company contribution vests over a period of four years.

For the fiscal year ended March 31, 2009, contributions under the Retirement Plan for Messrs. Meringolo, Satin and Liu were approximately $6,750, $4,860 and $5,141, respectively, and $16,751 for all officers as a group.

Certain Relationships and Related Transactions

On an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2009 were Henry A. Berling (Chairman), William W. Burke, Kenneth W. Davidson, Kenneth R. Newsome and Bernard Wengrover.

During fiscal 2009:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar function or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Voting Via the Internet or By Telephone

Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a bank or broker. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by such Stockholder utilizing such services.

ADDITIONAL INFORMATION

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not to be considered proxy-soliciting material.

By Order of the Board of Directors,

Richard G. Satin

Corporate Secretary

Dated:	Brentwood, New York
June 24, 2009

EXHIBIT “A”

PROPOSED AMENDMENT TO THE

MEDICAL ACTION INDUSTRIES INC.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The Medical Action Industries Inc. Stock Option Plan for Non-Employee Directors (the “Director Plan”) is hereby amended as follows:

1.	Section 5 is hereby amended as follows:

“Each individual who is an Eligible Director will be granted an option to purchase 7,500 shares of Stock as of the date of each Annual Stockholders Meeting following the effectiveness of the Plan. The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).”

2.	Effective Date. The effective date of this Amendment to the Directors Plan shall be August 13, 2009.

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

MEDICAL ACTION INDUSTRIES INC.

To Be Held On:

August 13, 2009 at 9:00 a.m., eastern time

Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 07/23/09.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1. Election of Directors: NOMINEES: Henry A. Berling Richard G. Satin
2. Approve an amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan to increase the number of options granted annually to each non-employee director from 2,500 to 7,500 options.

3. Approval of the ratification of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending March 31, 2010.

Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL ACTION INDUSTRIES INC.

August 13, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

    ■    20230300000000000000     4                                                             081309

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FORALL NOMINEES ☐ FOR ALL EXCEPT (Seeinstructions below)	NOMINEES: OHenry A. Berling ORichard G. Satin		FOR	AGAINST	ABSTAIN
		2. Approve an amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan to increase the number of options granted annually to each non-employee director from 2,500 to 7,500 options.	☐	☐	☐

		3. Approval of the ratification of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending March 31, 2010.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN. IF NO INSTRUCTIONS ARE INDICATED, THE PERSONS NAMED PROXY HEREIN WILL VOTE ALL SHARES IN THE NAME OF THE UNDERSIGNED FOR THE MATTERS SET FORTH HEREIN AND, IN THEIR DISCRETION, FOR ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please mark, date, sign and promptly return this proxy in the accompanying envelope. No postage is required if mailed within the United States.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL ACTION INDUSTRIES INC.

August 13, 2009

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON—You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

    ■    20230300000000000000    4                                                                      081309

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FORALL NOMINEES ☐ FOR ALL EXCEPT (Seeinstructions below)	NOMINEES: OHenry A. Berling ORichard G. Satin		FOR	AGAINST	ABSTAIN
		2. Approve an amendment to the Company’s 1996 Non-Employee Directors Stock Option Plan to increase the number of options granted annually to each non-employee director from 2,500 to 7,500 options.	☐	☐	☐

		3. Approval of the ratification of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending March 31, 2010.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN. IF NO INSTRUCTIONS ARE INDICATED, THE PERSONS NAMED PROXY HEREIN WILL VOTE ALL SHARES IN THE NAME OF THE UNDERSIGNED FOR THE MATTERS SET FORTH HEREIN AND, IN THEIR DISCRETION, FOR ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please mark, date, sign and promptly return this proxy in the accompanying envelope. No postage is required if mailed within the United States

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

MEDICAL ACTION INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Paul D. Meringolo and Richard G. Satin, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the “Company”) to be held on August 13, 2009 at 9:00 a.m., eastern time, and any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this Proxy Card, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

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